Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY 2018

Dallas, Texas, July 6, 2018 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.281180 per unit, payable on July 30, 2018, to unit holders of record on July 16, 2018. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for April 2018 and the gas production for March 2018. Preliminary production volumes are approximately 55,824 barrels of oil and 498,214 Mcf of gas. Preliminary prices are approximately $59.95 per barrel of oil and $2.78 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	55,824	498,214	$59.95	$2.78
Prior Month	56,830	553,495	$60.52	$2.81

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of June, approximately $1,981,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business in June and prior to this press release, approximately $1,295,000 in revenue has been received.

The January 1, 2018 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839